Colonial Holdings, Inc.
             10515 Colonial Downs Parkway, New Kent, Virginia 23124

March  21,  2001                       CONTACT:  Ian  M.  Stewart
                                                 (804)  966-7223
FOR  IMMEDIATE  RELEASE                President  and  Chief  Financial  Officer


      KOSLO RESIGNS AS DIRECTOR, PESKOFF APPOINTED TO FILL VACANCY AND CHAIR
                              INDEPENDENT COMMITTEE

     NEW KENT, Va. --(BUSINESS WIRE)-March 21, 2001--Colonial Holdings, Inc. (NASDAQ: OTC: CHLD) (the "Company") which, through its subsidiaries, holds the only licenses to own and operate a pari-mutuel horse-racing course and satellite racing centers in Virginia announced today that William J. Koslo, Jr., had resigned from its Board of Directors. Koslo resigned his position as Director of Colonial Holdings due to demands from his other commitments. Mr. Koslo had been a director of the Company since March of 1997.

     Colonial Holdings also announced that Stephen Peskoff, a former member of its Board of Directors, consultant of Friedman, Billings, Ramsey & Co., and President of Underhill Investment Corp., has been appointed to fill the Director position vacated by Mr. Koslo. Additionally, Peskoff was appointed to serve as the Chairman of the recently constituted Independent Committee of the Company's Board of Directors which is charged with the task of reviewing and analyzing the merger proposal received from entities affiliated with Mr. Jeffrey P. Jacobs, the Chairman and Chief Executive Officer of the Company, and considering the Company's alternatives, in light of that proposal.